Exhibit 99.1

For immediate release August 13, 2003	Contact: James E. LaCrosse (317) 917-1201

National Wine & Spirits announces its results for
the quarter ended June 30, 2003

Unaudited:

•	Revenues were $144.0 million vs. $182.7 million in prior year.
•	Gross profit was $34.9 million vs. $43.2 million in prior year.
•	Net loss was $0.05 million vs. net income of $4.4 million during the prior year's quarter.
•	EBITDA was $4.1 million vs. $9.5 million in prior year.

Results:

Indianapolis, Ind. [August 13, 2003] – For the three months ended June 30, 2003, the Company’s EBITDA was $4.1 million, as compared to $9.5 million for the prior year’s comparable quarter. Net loss was $0.05 million for the three months ended June 30, 2003, versus net income of $4.4 million for the prior year’s comparable quarter, primarily resulting from the decline in the Company’s Illinois sales volume. The Company’s case volume and revenue from its Indiana, Michigan and USB divisions remained stable for the three months ended June 30, 2003, as compared to the prior year’s comparable quarter. USB introduced Seagram Smooth, a malt based product that competes in the ready to drink market sector and, during the quarter ended June 30, 2003, USB incurred significant brand promotion and advertising expenses relating to the Seagram Smooth introduction and other seasonal brand investments. The Company has made significant progress in its evaluation and resizing of its Illinois operation during the quarter ended June 30, 2003. As the Company’s Illinois volume was decreasing during the quarter, certain wage and operating costs were incurred, while the benefits from the resizing will be experienced going forward. The Company believes that a more efficient Illinois organization has been formed and that it will benefit financially from any incremental volume with the reduced cost structure. In addition, as a result of this more efficient structure, the Company believes its Illinois operations present a viable and attractive alternative to suppliers in the Illinois market that could result in increased revenues.

The Company repurchased approximately $9.6 million of its senior notes on the open market during the quarter ended June 30, 2003, resulting in approximately $80.3 million outstanding of the $110 million senior notes that were originally issued. By reducing the Company’s interest expense through open market repurchases of senior notes, aggressive cost reduction initiatives in its Illinois business, and stable to increasing earnings and cash flow from Indiana, Michigan and USB businesses, the Company expects to maintain adequate earnings and cash flow to fund working capital and debt service needs for the year ending March 31, 2004. Continuing efforts are also being made to replace lost revenue in Illinois.

The Company was notified on July 8, 2003 that it had been selected as the exclusive distributor of Schieffelin & Somerset (“S&S”) spirits and wine brands in Indiana. NWS Indiana does not currently distribute the majority of S&S products, and brands added to the Indiana portfolio include Johnnie Walker Scotch, Hennessy Cognac, Tanqueray Gin, and Moet champagnes, among others. The distribution agreement extends for five years.

The Company’s Illinois business has been negotiating with several new suppliers and has become the exclusive distributor of the wine brands of W.J. Deutsch & Sons in Illinois. The primary brand for this vendor is Yellow Tail, an Australian wine that is one of the fastest growing labels in the United States.

The most comparable GAAP measure for EBITDA is net income. Following is a reconciliation between net income and EBITDA for the quarter ended June 30 2003 and 2002:

	Three Months Ended
	June 30, 2003	June 30, 2002
	(in thousands)
Net Income (loss)	$(39)	$4,394
Interest expense	1,730	2,819
Depreciation	1,595	1,646
Amortization	781	595

EBITDA	$4,067	$9,454

The EBITDA information reflected herein may not be comparable to similarly titled measures used by other companies. EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. The Company has a strong portfolio that includes brands from Fortune Brands [FO], Diageo [DEO], Louis-Vuitton Moet Hennessey [LVMHF], Pernod Ricard [PDRDF], Constellation Brands [STZ], Brown-Forman [BFA;BFB], Beringer Wine [BERW], Allied Domecq [AED], Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp [STHHY] among others.

Forward-looking statements “as defined in the Private Securities Litigation Reform Act of 1995” may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2003, and its Form 10-Q for the three months ended June 30, 2003.